FOR IMMEDIATE RELEASE
Contact:    Christin O'Donnell (investors) – 336-436-5076
    Investor@Labcorp.com

    Kimbrel Arculeo (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2024 First Quarter Results
Updates Full-Year Guidance

•Results from Continuing Operations for first quarter 2024 versus last year:
◦Revenue: $3.18 billion versus $3.04 billion or up 4.6% | Base Business grew 6.7%
◦Diluted EPS: $2.69 versus $2.34
◦Adjusted EPS: $3.68 versus $3.46
•Full-Year 2024 Guidance: Raised midpoint and narrowed range of adjusted EPS to $14.45 to $15.35; Free Cash Flow remains $1.00 billion to $1.15 billion
•Year to date announced/completed five acquisitions that support our strategy
•Significantly expanded our test menu in key therapeutic areas

BURLINGTON, N.C., April 25, 2024 – Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced results for the first quarter ended March 31, 2024 and updated full-year guidance.

“Labcorp’s first quarter performance sets a strong foundation for the year ahead,” said Adam Schechter, chairman and CEO of Labcorp. “We have a strong position as a partner of choice for health systems and regional/local laboratories, announcing or completing several transactions in the quarter. Additionally, we continue to harness science, technology and innovation as we expand Labcorp’s test menu to meet patients’ evolving needs. The Labcorp team will build off this momentum and continue to deliver value for customers, shareholders and employees as we further our mission to improve health and improve lives.”

Labcorp advanced key growth initiatives that supported its strategy.

•Selected as the winning bidder for select assets of Invitae. This transaction will advance our strategy to launch and scale specialty testing in areas such as oncology and rare diseases.

•Entered into an agreement to acquire select assets of BioReference Health's diagnostic business. The company expects this transaction will increase access to Labcorp’s high-quality clinical laboratory services, focused on clinical diagnostics and reproductive and women’s health.

•Closed three transactions in the quarter, including health system agreements with Baystate Health in Massachusetts and Providence in California and a regional lab acquisition in California.

The company continues to make advances in science, technology, and innovation:

•Launched a test to identify the presence or absence of pTau217, a pivotal blood biomarker that helps diagnose Alzheimer's and monitor patient treatment.

•Introduced a GFAP blood biomarker test, for the early detection of neurodegenerative diseases and neurological injuries.

•Launched Labcorp® Plasma Detect™, the first clinically validated, whole-genome sequencing molecular residual disease (MRD) solution for early-stage colon cancer, extending its leadership into MRD clinical research

•Introduced its Weight Loss Management portfolio, a new offering that supports individuals and physicians with accessible and convenient testing options to guide weight loss management decisions and treatment.

•Labcorp OnDemand introduced a Magnesium Test and Micronutrient Test to measure key vitamin and mineral levels to support individual wellness.

•Launched a sexually transmitted infection test for mycoplasma genitalium, which can be as widespread as chlamydia and gonorrhea.

•Received emergency use authorization from the U.S. Food and Drug Administration (FDA) for its Mpox PCR Test Home Collection Kit, the first mpox at-home collection kit authorized by the FDA.

Today Labcorp announced that it intends to implement a new holding company structure on May 17, 2024. The name of the new holding company will be Labcorp Holdings Inc. The new parent company will replace Laboratory Corporation of America Holdings as the publicly-traded entity and Laboratory Corporation of America Holdings will become a wholly owned subsidiary of Labcorp Holdings Inc. The new parent’s name is more closely aligned with the brand name, and the company will have a structure that is optimized to reflect the company’s operations. Common stock will continue to trade on the NYSE on an uninterrupted basis under the existing symbol “LH” and Laboratory Corporation of America stockholders will automatically become stockholders of Labcorp Holdings Inc. on a one-for-one basis with all of the same rights.

On April 11, 2024, Labcorp issued its 2023 Corporate Responsibility Report. The report offers an overview of the company's governance profile, inclusion, diversity and belonging initiatives, environmental sustainability impact and community engagement.

On April 11, 2024, the company announced a quarterly cash dividend of $0.72 per share of common stock, payable on June 12, 2024, to stockholders of record at the close of business on May 28, 2024.

Consolidated Results

First Quarter Results
Revenue for the quarter was $3.18 billion, an increase of 4.6% from $3.04 billion in the first quarter of 2023. The increase was due to organic revenue of 2.3%, acquisitions, net of divestitures, of 1.8%, and foreign currency translation of 0.5%. The 2.3% increase in organic revenue was driven by a 4.2% increase in the company's organic Base Business, partially offset by a (1.9%) decrease in COVID-19 PCR testing (COVID-19 Testing). Compared to the Base Business last year, Base Business revenue grew 6.7%. Base Business includes Labcorp's operations except for COVID-19 Testing.

Operating income for the quarter was $321.3 million, or 10.1% of revenue, compared to $329.8 million, or 10.9%, in the first quarter of 2023. The company recorded amortization, restructuring charges, and special items, which together totaled $131.5 million in the quarter, compared to $118.0 million during the same period in 2023. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $452.8 million, or 14.3% of revenue, compared to $447.8 million, or 14.7%, in the first quarter of 2023. The increase in operating income was driven by base business demand and LaunchPad savings, partially offset by personnel costs and a reduction in COVID-19 Testing. The margin decline was due to lower COVID-19 Testing.

Net earnings from continuing operations for the quarter were $228.3 million compared to $208.4 million in the first quarter of 2023. Diluted EPS from continuing operations were $2.69 in the quarter compared to $2.34 during the same period in 2023. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $3.68 in the quarter compared to $3.46 in the first quarter of 2023.

Operating cash flow from continuing operations for the quarter was a use of $29.8 million compared to $185.7 million generated in the first quarter of 2023. The decrease in operating cash flow was due to lower cash earnings and the timing of working capital requirements. Capital expenditures totaled $133.8 million compared to $78.2 million a year ago. As a result, free cash flow from continuing operations (operating cash flow from continuing operations less capital expenditures) was a use of $163.6 million compared to $107.5 million generated in the first quarter of 2023.

At the end of the quarter, the company’s cash balance was $99.3 million and total debt was $5.09 billion. During the quarter, the company invested $259.2 million on acquisitions and paid out $62.1 million in dividends.

First Quarter Segment Results
The company's two segments include Diagnostics Laboratories and Biopharma Laboratory Services (comprised of Central Laboratories and Early Development Research Laboratories). The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics Laboratories
Revenue for the quarter was $2.48 billion, an increase of 4.1% from $2.38 billion in the first quarter of 2023. The increase was due to organic growth of 1.8% and acquisitions, net of divestitures, of 2.2%. The 1.8% increase in organic revenue was due to a 4.3% increase in the Base Business, partially offset by a (2.5%) decrease in COVID-19 Testing. Total Base Business growth compared to the Base Business in the prior year was 6.8%.

Total volume (measured by requisitions) increased by 3.4% as acquisition volume, net of divestitures contributed 2.2%, while organic volume increased by 1.2%. Organic volume was up due to a 2.6% increase in the Base Business, including the negative impact from adverse weather of approximately 1%. This was partially offset by a (1.4%) decrease in COVID-19 Testing. Price/mix increased by 0.6% due to organic Base Business growth of 1.7%, partially offset by COVID-19 Testing of (1.1%). Base Business volume increased 4.9% compared to the Base Business last year. Price/mix was up 1.9% in the Base Business compared to the Base Business last year.

Adjusted operating income for the quarter was $417.9 million, or 16.9% of revenue, compared to $441.5 million, or 18.5%, in the first quarter of 2023. The decrease in adjusted operating income was due to a reduction in COVID-19 Testing. The decrease in adjusted operating income margin was due to the reduction COVID-19 Testing, weather, and the mix impact from lab management agreements, which we expect to improve over time.

Biopharma Laboratory Services
Revenue for the quarter was $710.9 million, an increase of 7.5% from $661.3 million in the first quarter of 2023. The increase was due to organic growth of 5.1% and foreign currency translation of 2.4%.

Adjusted operating income for the quarter was $99.9 million, or 14.1% of revenue, compared to $73.6 million, or 11.1%, in the first quarter of 2023. Adjusted operating income and margin increased due to organic growth and LaunchPad savings, partially offset by higher personnel costs.

Net orders and net book-to-bill during the trailing twelve months were $2.83 billion and 1.00, respectively, which we expect to increase throughout the year. Backlog at the end of the quarter was $7.90 billion, an increase of 0.2% compared to last year. The company expects approximately $2.46 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2024

Labcorp is updating 2024 full year guidance to reflect its first quarter performance and full year outlook. The following guidance assumes foreign exchange rates effective as of March 31, 2024, for the remainder of the year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases and dividends.

(Dollars in billions, except per share data)
		Previous		Updated
	Results	2024 Guidance		2024 Guidance

	2023	Low	High	Low	High
Revenue
Labcorp Enterprise (1)(2)	$12.2	4.7%	6.5%	4.8%	6.4%
Diagnostics Laboratories	$9.4	3.2%	4.8%	4.8%	6.0%
Biopharma Laboratory Services (3)	$2.8	5.5%	7.5%	3.7%	5.7%

Adjusted EPS	$13.56	$14.30	$15.40	$14.45	$15.35

Free Cash Flow from Cont. Ops(4)	$0.89	$1.00	$1.15	$1.00	$1.15

(1) 2024 Guidance includes an impact from foreign currency translation of 0.1%.
(2) Enterprise level revenue is presented net of intersegment transaction eliminations.
(3) 2024 Guidance includes an impact from foreign currency translation of 0.4%.
(4) 2023 Free Cash Flow from continuing operations excluding spin-related items.

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at www.Labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by registering at this link, which will provide a dial-in number and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the start of the call, although participants may register and join at any time during the call. A live webcast of Labcorp’s quarterly conference call on April 25, 2024, will be available at the Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through April 11, 2025.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's more than 67,000 employees serve clients in approximately 100 countries, provided support for 84% of the new drugs and therapeutic products approved in 2023 by the FDA, and performed more than 600 million tests for patients around the world. Learn more about us at www.Labcorp.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2024 guidance and related assumptions, (ii) the planned holding company reorganization, including statements regarding the expectation that the reorganization (“Reorganization”) will be consummated, the anticipated timing of the Reorganization, and the benefits of the Reorganization, (iii) the recently completed spin-off of the company’s Clinical Development and Commercialization Services business, now Fortrea Holdings Inc., (iv) the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company's businesses, operating results, cash flows and/or financial condition, as well as global economic and market conditions, (v) future business strategies, (vi) expected savings, synergies and other benefits to the Company, customers or patients from acquisitions and other transactions and partnerships, and (vii) opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company's control, including without limitation: (i) uncertainties as to the completion and timing of the Reorganization; (ii) the effect of the announcement of the Reorganization on the company’s business generally; (iii) unexpected issues that arise in the continued planning for the Reorganization; (iv) market reaction to the announcement, updates on, and planning for the Reorganization; (v) the failure to receive tax-free treatment with respect to the spin-off for U.S. federal income purposes; (vi) the impact of spin-off related items; (vii) potential difficulties with employee retention; (viii) the trading price of the company's stock, competitive actions and other unforeseen changes and general uncertainties in the marketplace; (ix) changes in government regulations, including healthcare reform; (x) customer purchasing decisions, including changes in payer regulations or policies; (xi) other adverse actions of governmental and third-party payers; (xii) changes in testing guidelines or recommendations; (xiii) federal, state, and local government responses to the COVID-19 pandemic, and the volume of COVID-19 Testing performed by the company; (xiv) the impact of global geopolitical events; (xv) the effect of public opinion on the company's reputation; (xvi) adverse results in material litigation matters; (xvii) the impact of changes in laws and regulations applicable to the company; (xviii) failure to maintain or develop customer relationships; (xix) the company's ability to develop or acquire new products and adapt to technological changes; (xx) failure in information technology, systems, or data security; (xxi) the impact of potential losses under repurchase agreements; (xxii) adverse weather conditions; (xxiii) the number of revenue days in a financial period; (xxiv) employee relations; (xxv) personnel costs; (xxvi) inflation; (xxvii) increased competition; and (xxviii) the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company's ability to implement the company's business strategy, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company's most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company's other filings with the SEC. The information in this press release should be read in conjunction with a review of the company's filings with the SEC including the information in the company's most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”.

- End of Text -
- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenues	$3,176.6	$3,037.8

Cost of revenues	2,279.3	2,187.7

Gross profit	897.3	850.1

Selling, general and administrative expenses	508.4	457.2
Amortization of intangibles and other assets	60.1	53.4
Goodwill and other asset impairments	2.5	2.2
Restructuring and other charges	5.0	7.5

Operating income	321.3	329.8

Other income (expense):
Interest expense	(46.9)	(50.7)
Investment income	2.9	2.2
Equity method income (expense), net	0.1	(2.1)
Other, net	20.0	(6.9)

Earnings from continuing operations before income taxes	297.4	272.3

Provision for income taxes	69.1	63.9

Earnings from continuing operations	228.3	208.4
Earnings from discontinued operations, net of tax	—	4.9

Net earnings	228.3	213.3
Less: Net earnings attributable to the noncontrolling interest	(0.3)	(0.4)

Net earnings attributable to Laboratory Corporation of America Holdings	$228.0	$212.9

Basic earnings per common share:
Basic earnings per common share continuing operations	$2.71	$2.35
Basic earnings per common share discontinued operations	$—	$0.06
Basic earnings per common share	$2.71	$2.41

Diluted earnings per common share:
Diluted earnings per common share continuing operations	$2.69	$2.34
Diluted earnings per common share discontinued operations	$—	$0.05
Diluted earnings per common share	$2.69	$2.39

Weighted average basic shares outstanding	84.1	88.4

Weighted average diluted shares outstanding	84.7	89.0

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	March 31, 2024	December 31, 2023
ASSETS

Current assets:
Cash and cash equivalents	$99.3	$536.8
Accounts receivable, net	2,083.7	1,913.3
Unbilled services	120.4	185.4
Supplies inventory	475.0	474.6
Prepaid expenses and other	678.1	655.3
Total current assets	3,456.5	3,765.4

Property, plant and equipment, net	2,897.8	2,911.8
Goodwill, net	6,218.9	6,142.5
Intangible assets, net	3,394.1	3,342.0
Joint venture partnerships and equity method investments	17.7	26.9
Other assets, net	546.0	536.5
Total assets	$16,531.0	$16,725.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$695.5	$827.5
Accrued expenses and other	649.3	804.0
Unearned revenue	377.5	421.7
Short-term operating lease liabilities	171.3	165.8
Short-term finance lease liabilities	6.4	6.4
Short-term borrowings and current portion of long-term debt	2,041.5	999.8
Total current liabilities	3,941.5	3,225.2

Long-term debt, less current portion	3,047.6	4,054.7
Operating lease liabilities	624.6	648.9
Financing lease liabilities	77.1	78.6
Deferred income taxes and other tax liabilities	397.2	417.9
Other liabilities	468.2	409.3
Total liabilities	8,556.2	8,834.6

Commitments and contingent liabilities
Noncontrolling interest	15.2	15.5

Shareholders’ equity:
Common stock, 84.3 and 83.9 shares outstanding at March 31, 2024, and December 31, 2023, respectively	7.7	7.7
Additional paid-in capital	82.0	38.4
Retained earnings	8,055.3	7,888.2
Accumulated other comprehensive loss	(185.4)	(59.3)
Total shareholders’ equity	7,959.6	7,875.0
Total liabilities and shareholders’ equity	$16,531.0	$16,725.1

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$228.3	$213.3
Earnings from discontinued operations, net of tax	—	(4.9)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	154.5	142.1
Stock compensation	31.6	32.9
Operating lease right-of-use asset expense	44.1	40.5
Goodwill and other asset impairments	2.5	2.2
Deferred income taxes	(19.5)	27.2
Other	(3.0)	9.6
Change in assets and liabilities (net of effects of acquisitions and divestitures):
Increase in accounts receivable	(187.1)	(108.4)
Decrease in unbilled services	63.9	56.9
Increase in supplies inventory	(0.6)	(10.0)
Increase in prepaid expenses and other	(24.9)	(57.5)
Decrease in accounts payable	(121.1)	(77.7)
Increase (decrease) in unearned revenue	(41.6)	16.3
Decrease in accrued expenses and other	(156.9)	(96.8)
Net cash provided by continuing operating activities	(29.8)	185.7
Net cash provided by discontinued operating activities	—	(64.5)
Net cash provided by (used for) operating activities	(29.8)	121.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(133.8)	(78.2)
Proceeds from sale of assets	0.1	0.1
Proceeds from sale of business	13.5	—
Investments in equity affiliates	(13.7)	(6.1)
Acquisition of businesses, net of cash acquired	(259.2)	0.2
Net cash used in continuing investing activities	(393.1)	(84.0)
Net cash used in discontinued investing activities	—	(15.7)
Net cash used for investing activities	(393.1)	(99.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	253.2	827.9
Payments on revolving credit facilities	(210.8)	(827.9)
Net share settlement tax payments from issuance of stock to employees	(14.7)	(20.5)
Net proceeds from issuance of stock to employees	26.7	27.6
Dividends paid	(62.1)	(64.4)
Other	(4.0)	(3.3)

Net cash used in continuing financing activities	(11.7)	(60.6)
Net cash provided by discontinued financing activities	—	—
Net cash used for financing activities	(11.7)	(60.6)

Effect of exchange rate changes on cash and cash equivalents	(2.9)	3.0
Net decrease in cash and cash equivalents	(437.5)	(36.1)
Cash and cash equivalents at beginning of period	536.8	430.0

Less: Cash and cash equivalents of discontinued operations at end of period	—	99.1
Cash and cash equivalents at end of period	$99.3	$294.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Segment Information
(Dollars in Millions)

	Three Months Ended March 31,
	2024	2023
Diagnostics Laboratories
Revenues	$2,479.7	$2,382.8

Adjusted Operating Income	$417.9	$441.5
Adjusted Operating Margin	16.9%	18.5%

Biopharma Laboratory Services
Revenues	$710.9	$661.3

Adjusted Operating Income	$99.9	$73.6
Adjusted Operating Margin	14.1%	11.1%

Consolidated
Revenues	$3,176.6	$3,037.8

Adjusted Segment Operating Income	$517.8	$515.1
Unallocated corporate expense	$(65.0)	$(67.3)
Consolidated Adjusted Operating Income	$452.8	$447.8
Adjusted Operating Margin	14.3%	14.7%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2024	2023

Adjusted Operating Income
Operating Income	$321.3	$329.8
Amortization of intangibles and other assets (a)	60.1	53.4
Restructuring and other charges (b)	5.0	7.5
Acquisition and disposition-related costs (c)	20.9	16.1
Launchpad Costs (d)	8.9	—
Spin off transaction costs (e)	—	13.1
Asset impairments (f)	2.5	2.2
Other	11.7	2.7
TSA Reimbursement (g)	22.4	—
CDCS not included in discontinued operations (h)	—	23.0
Adjusted operating income	$452.8	$447.8

Adjusted Net Income
Net Income	$228.0	$212.9
Impact of adjustments to operating income	131.5	95.0
(Gains) / losses on venture fund investments, net (i)	4.2	1.5
(Gain) / loss on sale of business (j)	(4.9)	—
Pension settlement (k)	—	7.9
TSA Reimbursement (g)	(22.4)	—
Other	—	1.5
Income tax impact of adjustments (l)	(24.2)	(23.4)
Earnings from discontinued operations, net of tax (h)	—	(4.9)
CDCS not included in discontinued operations (h)	—	17.2
Adjusted net income	$312.2	$307.7

Weighted average diluted shares outstanding	84.7	89.0

Adjusted earnings per share	$3.68	$3.46

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions and facilities within the organization in connection with our LaunchPad initiatives, the spin-off of Fortrea Holdings Inc. (Fortrea), and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration or disposition related activities.
(d)	LaunchPad costs include non-capitalized costs associated with the implementation of systems and consulting costs incurred as part of the LaunchPad business process improvement initiative.
(e)	The company incurred various costs to prepare for the spin-off of Fortrea and reorganization of the remaining Labcorp business.
(f)	The company impaired certain fixed assets and capitalized software costs which are no longer realizable by the business.
(g)	Represents transition services fees charged to Fortrea related to administrative and IT systems support. The costs to provide these services are included in operating income but the service fees are included in other income.
(h)	These adjustments remove the impact of the Clinical Development and Commercialization Services business pursuant to the spin-off of Fortrea.
(i)	The company makes investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(j)	The company recorded a gain on the disposition of the Beacon Laboratory Benefits Solutions business.
(k)	The company incurred a charge related to the US pension plan due to settlement of certain obligations to retired employees.
(l)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.